EXHIBIT 99

NEWS RELEASE DATED NOVEMBER 1, 1995

PENTAIR COMPLETES PURCHASE OF FLECK CONTROLS, INC.

ST. PAUL, MINNESOTA -- November 1, 1995 -- Pentair,
Inc. today announced it has completed the purchase of Fleck Controls, Inc. of Brookfield, Wisc. for approximately $130 million.

Fleck Controls designs, manufactures and markets control valves which are major components in residential water softeners, and commercial and industrial water conditioning systems. The headquarters and main manufacturing facility of the privately held company are located in the Milwaukee suburb of Brookfield, Wisconsin. The Fleck
Europe facility is located in Buc, France, about 35 miles southwest of Paris. The company employs about 260 people in Brookfield and 50 in Buc.

Pentair is a St. Paul, Minnesota-based company with 1994 continuing operations sales of $1.3 billion and approximately
9,000 employees. The company sold its Paper Group businesses in the second quarter of 1995 to focus on the growth and development of its industrial businesses which manufacture enclosures for electrical and electronic equipment; woodworking equipment; power tools; pumps; water conditioning control valves; sporting ammunition; automotive service equipment; and industrial lubrication systems and material dispensing equipment.
Pentair stock is quoted on the NASDAQ National System under the symbol: PNTA.